Vanguard STAR? Fund
Supplement to the Prospectus Dated February 26, 2010
New Advisors Join Investment Advisory Team of Underlying Fund
The board of trustees of Vanguard U.S. Growth Fund, an underlying fund of Vanguard STAR Fund, has removed AllianceBernstein L.P. (AllianceBernstein) and added Delaware Management Company (d.b.a. Delaware Investments) and Wellington Management Company, LLP (Wellington Management), to that fund?s investment advisory team.
Prospectus Text Changes
In the Investment Advisor section, the text relating to Vanguard U.S. Growth Fund in the table on page 20 is replaced with the following:
Also in the Investment Advisor section, AllianceBernstein is removed from the table on page 21 and Delaware Investments is added to the table as follows:
Underlying Fund Investment Advisor
Vanguard U.S. Growth Fund Delaware Management Company (d.b.a. Delaware Investments)
Wellington Management Company, LLP
William Blair & Company, L.L.C.
Firm Background
Delaware Investments Based in Philadelphia, Pennsylvania
Founded in 1929
Manages approximately $135 billion in assets
? 2010 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 56A 102010